Exhibit 99.4

Ford Motor Company and Subsidiaries
SECTOR BALANCE SHEET
(in millions)

	March 31,	December 31,
	2004	2003
ASSETS	(unaudited)
Automotive
Cash and cash equivalents	$4,664	$5,427
Marketable securities	8,405	10,749
Loaned securities	9,344	5,667

Total cash, marketable and loaned securities	22,413	21,843
Receivables, net	3,020	2,721
Inventories	10,193	9,181
Deferred income taxes	3,269	3,225
Other current assets	10,806	6,839

Total current assets	49,701	43,809
Equity in net assets of affiliated companies	1,990	1,930
Net property	41,168	41,993
Deferred income taxes	10,918	12,092
Goodwill and other intangible assets	6,170	6,254
Assets of discontinued/held-for-sale operations	71	68
Other assets	15,261	14,495

Total Automotive assets	125,279	120,641

Financial Services
Cash and cash equivalents	13,526	16,343
Investments in securities	938	1,123
Finance receivables, net	109,867	110,893
Net investment in operating leases	31,293	31,859
Retained interest in sold receivables	13,369	13,017
Goodwill and other intangible assets	1,003	1,008
Assets of discontinued/held-for-sale operations	377	388
Other assets	14,437	17,292
Receivable from Automotive	2,820	3,356

Total Financial Services assets	187,630	195,279

Total assets	$312,909	$315,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive
Trade payables	$16,980	$15,289
Other payables	7,196	2,942
Accrued liabilities	32,877	32,171
Debt payable within one year	879	1,806
Current payable to Financial Services	29	124

Total current liabilities	57,961	52,332

Senior debt	13,346	13,832
Subordinated debt	5,155	5,155

Total long-term debt	18,501	18,987
Other liabilities	44,103	45,104
Deferred income taxes	1,903	2,352
Liabilities of discontinued/held-for-sale operations	109	94
Payable to Financial Services	2,791	3,232

Total Automotive liabilities	125,368	122,101

Financial Services
Payables	2,369	2,189
Debt	152,066	159,011
Deferred income taxes	11,039	11,061
Other liabilities and deferred income	8,409	9,211
Liabilities of discontinued/held-for-sale operations	36	37

Total Financial Services liabilities	173,919	181,509

Minority interests	740	659

Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,373	5,374
Accumulated other comprehensive income/(loss)	(913)	(414)
Treasury stock	(1,787)	(1,749)
Earnings retained for use in business	10,190	8,421

Total stockholders’ equity	12,882	11,651

Total liabilities and stockholders’ equity	$312,909	$315,920